Exhibit 4.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

FET HOLDINGS, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF FET HOLDINGS, LLC (this “Agreement”), dated as of December 16, 2011, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. Effective with the filing of the Certificate (as defined below) on December 16, 2011, FET Holdings, LLC (the “Company”) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as may be amended from time to time (the “DLLCA”).

2. Term. The Company commenced on the effective date of the filing of the Certificate of Formation (the “Certificate”) pursuant to the DLLCA and shall have a perpetual existence, unless and until it is dissolved in accordance with Section 9 below.

3. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as determined by the Sole Member from time to time in the manner provided by applicable law.

4. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the DLLCA.

5. Sole Member. Forum Energy Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, shall be the sole member of the Company (the “Sole Member”).

6. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.

8. Management.

(a) Managers. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the board of managers (the “Board of Managers”). The members of the Board of Managers shall each constitute a ‘manager’, as such term is defined in Section 18-101(10) of the DLLCA (each a “Manager”). The Sole Member shall be entitled to remove and appoint Managers to the Board of Managers in its sole discretion. At any time that there is only one Manager on the Board of Managers, (i) any and all actions provided for herein to be taken or approved by the Board of Managers shall be taken or approved by the sole Manager and (ii) the taking of any lawful action by the sole Manager on behalf of the Company, including the execution and/or delivery of any instrument, certificate, filing or document by the Manager on behalf of the Company, or the adoption by the Manager of authorizing resolutions with respect to any matter, shall constitute and evidence the due authorization of such action or matter on behalf of the Company.

(b) Officers.

(i) The Sole Member may appoint one or more officers of the Company (each, an “Officer”). Any two or more offices may be held by the same person. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Sole Member deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Sole Member. The Officers shall serve at the pleasure of the Sole Member, and the Sole Member may remove any person as an Officer, appoint additional persons as Officers and add or remove from the delegation of authority of an Officer as the Sole Member deems necessary or desirable.

(ii) Any Officer may resign at any time by giving written notice of such resignation to the Sole Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Sole Member and the acceptance of such resignation shall not be necessary to make it effective. Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Sole Member not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company.

9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. To the maximum extent permitted by law, no other event (including, without limitation, an event described in Section 18-801 of the DLLCA) will cause the Company to dissolve.

10. Liability.

(a) The Sole Member, Managers and Officers shall not have any liability for the obligations or liabilities of the Company except to the extent provided herein or by applicable law.

(b) The Company shall indemnify and hold harmless the Sole Member, the Managers and the Officers and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives, and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by applicable law.

11. Amendment. This Agreement may be amended from time to time only by a written consent executed by the Sole Member.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first written above.

FORUM ENERGY TECHNOLOGIES, INC., as Sole Member

By:	/s/ James W. Harris
Name:	James W. Harris
Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

FET HOLDINGS, LLC